Exhibit 99.1
[ONEOK Logo]	News
September 27, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster 918-588-7570

ONEOK Closes on Sale of Production Companies

TULSA, Okla. -- Sept. 27, 2005 -- ONEOK, Inc. (NYSE: OKE) announced today that it has completed its transaction to sell its oil and gas production companies to TXOK Acquisition, Inc. for $645 million.

The sale includes natural gas and oil properties in four fields in Oklahoma and Texas.

ONEOK will use the after-tax proceeds from the sale of approximately $500 million to reduce debt.

TXOK Acquisition is a privately held oil and natural gas acquisition, exploration, exploitation, and development and production company, headquartered in Dallas, Texas.

As part of the transaction, ONEOK has agreed to provide transition services to TXOK Acquisition, Inc.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as "anticipate," "estimate," "expect," "forecast," "intend," "believe," "projection" or "goal."

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